EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results

CHESTERFIELD, Missouri, August 1, 2012 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2012.

Net sales for the quarter were $16.8 million, a 6.8 percent decrease from the second quarter last year. Net sales in the United States totaled $12.9 million, down from second-quarter 2011 net sales of $14.8 million. Net sales outside of the United States rose 21.6 percent in the second quarter of 2012 compared to the prior-year quarter, led by the European market where net sales more than doubled.

Net income for the second quarter of 2012 was $103,000 or $0.01 per diluted share, compared to $69,000 or $0.01 per diluted share in the 2011 second quarter. Income from operations for the second quarter of 2012 was $219,000 compared to $29,000 in the same quarter of 2011.

Net sales in Europe more than doubled to $1.74 million in the second quarter of 2012 compared to $856,000 in the prior-year second quarter. “Europe’s record-setting sales continued in the second quarter of 2012,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “Distributor leaders are emerging in Europe and expanding their distribution networks in multiple countries, and we are directing resources to support this expansion.”

Sales in Asia increased by 17.2 percent in the second quarter of 2012 compared to the same quarter in 2011, led by the Philippines. “The Asia-Pacific Region is a direct selling hotbed and represents a big opportunity for Reliv,” Montgomery said. “Reliv recently launched an initiative to bring a renewed focus to our operations in the region and work to capitalize on its vast potential.”

“In the United States, we are focusing on expanding our distributor base to increase sales,” he said. “On the product side, we are promoting new innovations such as our exclusive LunaRich™ soy powder and our healthy energy shot, 24K™, to attract new people. On the business side, we are streamlining and simplifying processes to make Reliv more attractive as an affordable home-based business opportunity. I believe these steps will help return Reliv to sales growth in the United States.”

Reliv reported a reduction in selling, general and administrative expenses (“SG&A”) of $386,000 for the second quarter of 2012 compared to the prior-year period. Through six months, SG&A expenses are down $1.18 million in 2012 compared to the first six months of 2011. “Our strategic initiative to maximize efficiency in operations continues to pay off,” Montgomery said. “We are successfully reducing costs to strengthen our balance sheet.”

On July 24, Reliv’s Board of Directors named Ryan A. Montgomery as President, and he will be responsible for the day-to-day operations of Reliv International. Robert L. Montgomery will remain Reliv’s Chairman and Chief Executive Officer. “Ryan has served Reliv in various leadership capacities, and has excelled in every position he has held,” Robert Montgomery said. “He is prepared to champion innovations that I believe will increase Reliv sales worldwide.”

Net sales for the first six months of 2012 were $36.5 million, which represents an 8.0 percent decrease from the same period in 2011. Reliv’s international net sales, driven by strong results in Europe, rose 22.4 percent in the first half of 2012 compared with the first half of last year. In the United States, net sales declined 13.8 percent.

Reliv reported net income of $635,000, or $0.05 per diluted share in the first six months of 2012, compared to $679,000 or $0.05 per diluted share in the same period of 2011.

Reliv’s total distributor count was 59,230 as of June 30, 2012, an increase of 1.3 percent from the same date in 2011. Of this total, 6,420 distributorships are Master Affiliate level and above, a decrease of 7.8% when compared to the total as of June 30, 2011. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

Net cash generated from operating activities in the first six months of 2012 totaled $1.3 million, representing a decrease of $433,000 over the first six months of 2011. Reliv had cash and cash equivalents of $5.5 million as of June 30, 2012, a decrease of $1.5 million compared to same date last year.

About Reliv International, Inc.
Reliv International, Inc., based in Chesterfield, Missouri, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets

	June 30	December 31
	2012	2011
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,506,016	$7,174,213
Accounts receivable, less allowances of
$70,600 in 2012 and $70,300 in 2011	620,934	334,828
Accounts due from employees and distributors	237,524	43,191
Inventories	4,919,098	4,723,773
Other current assets	1,411,070	1,136,376

Total current assets	12,694,642	13,412,381

Other assets	4,122,449	1,987,213
Intangible assets, net	1,520,639	1,597,644
Net property, plant and equipment	7,204,402	7,421,947

Total Assets	$25,542,132	$24,419,185

Liabilities and Stockholders' Equity

Total current liabilities	$6,996,105	$6,110,449
Long-term debt, less current maturities	3,272,055	3,566,175
Other non-current liabilities	269,318	256,710
Stockholders' equity	15,004,654	14,485,851

Total Liabilities and Stockholders' Equity	$25,542,132	$24,419,185

Consolidated Statements of Income
	Three months ended June 30		Six months ended June 30
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$14,894,640	$15,984,382	$32,509,480	$35,311,325
Handling & freight income	1,886,064	2,013,540	4,014,868	4,373,451

Net Sales	16,780,704	17,997,922	36,524,348	39,684,776

Costs and expenses:
Cost of products sold	3,220,860	3,815,181	7,121,441	8,035,531
Distributor royalties and commissions	6,319,613	6,746,008	13,774,773	14,866,950
Selling, general and administrative	7,021,658	7,407,498	14,495,904	15,676,366

Total Costs and Expenses	16,562,131	17,968,687	35,392,118	38,578,847

Income from operations	218,573	29,235	1,132,230	1,105,929

Other income (expense):
Interest income	40,863	10,222	50,177	25,801
Interest expense	(31,295)	(35,801)	(62,214)	(72,424)
Other income (expense)	(38,564)	83,185	(61,232)	14,335

Income before income taxes	189,577	86,841	1,058,961	1,073,641
Provision for income taxes	87,000	18,000	424,000	395,000

Net Income	$102,577	$68,841	$634,961	$678,641

Earnings per common share - Basic	$0.01	$0.01	$0.05	$0.05
Weighted average shares	12,507,000	12,442,000	12,499,000	12,446,000

Earnings per common share - Diluted	$0.01	$0.01	$0.05	$0.05
Weighted average shares	12,678,000	12,444,000	12,658,000	12,449,000

Cash dividends declared per common share	$0.02	$0.03	$0.02	$0.03

Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)

	Three months ended June 30,				Change From
	2012		2011		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$12,943	77.1%	$14,841	82.5%	$(1,898)	-12.8%
Australia/New Zealand	480	2.9%	596	3.3%	(116)	-19.5%
Canada	439	2.6%	577	3.2%	(138)	-23.9%
Mexico	271	1.6%	354	2.0%	(83)	-23.4%
Europe	1,741	10.4%	856	4.7%	885	103.4%
Asia	907	5.4%	774	4.3%	133	17.2%

Consolidated total	$16,781	100.0%	$17,998	100.0%	$(1,217)	-6.8%

Net sales by Market
(in thousands)

	Six months ended June 30,				Change From
	2012		2011		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$28,713	78.6%	$33,306	83.9%	$(4,593)	-13.8%
Australia/New Zealand	1,020	2.8%	1,215	3.0%	(195)	-16.0%
Canada	989	2.7%	1,175	3.0%	(186)	-15.8%
Mexico	558	1.6%	702	1.8%	(144)	-20.5%
Europe	3,335	9.1%	1,579	4.0%	1,756	111.2%
Asia	1,909	5.2%	1,708	4.3%	201	11.8%

Consolidated total	$36,524	100.0%	$39,685	100.0%	$(3,161)	-8.0%

The following table sets forth, as of June 30, 2012 and 2011, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.
Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2012		As of 6/30/2011		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	42,080	4,790	45,880	5,680	-8.3%	-15.7%
Australia/New Zealand	1,940	130	2,120	150	-8.5%	-13.3%
Canada	1,320	200	1,360	190	-2.9%	5.3%
Mexico	1,800	150	1,430	220	25.9%	-31.8%
Europe	6,020	600	2,860	280	110.5%	114.3%
Asia	6,070	550	4,800	440	26.5%	25.0%

Consolidated total	59,230	6,420	58,450	6,960	1.3%	-7.8%

** 30 **